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                                                                   Exhibit 10.27

       [LETTERHEAD OF UNITED MICROELECTRONICS CORPORATION APPEARS HERE]


24 October 1997

Cindy Burgdorf & Michael Gray
Sandisk Corporation
140 Caspian Court
Sunnyvale CA 94089
tel (408)542-0577; fax (408)542-0610 and fax (408)542-0612


Dear Ms. Burgdorf and Mr. Gray:

        On behalf of Mr. Robert Tsao and UMC, I have been authorized to confirm my earlier verbal reassurance: Neither United Microelectronics Corporation nor United Silicon Inc. ("USIC") will assert or raise any breach of contract claim under our existing agreements as a result of any election by SanDisk not to invest further funds into USIC.

        As mentioned, from our perspective, Mr. Robert Tsao's letter of May 28 attempted to make this quite clear.

        "Accordingly, and conditioned upon SanDisk acquiring and holding the shares involved in its investment as described above, we promise that SanDisk will not be required to make any additional investment in USI beyond the amounts committed under item 1 above: (i) in order to preserve its right of first refusal with respect to proportional capacity in that amount, or (ii) in order to retain a seat on the board of directors during the first term (i.e., during the first three years)."

        I also wish to confirm again that Mr. Tsao's letter of May 28 is an integral part of the UMC/SanDisk relationship; that letter was sent to SanDisk with the understanding that it formed a material part of your decision to enter the Foundry Venture Agreement.

        I hope this letter satisfactorily resolves the matters raised in our telephone call.

                                                Yours sincerely,

                                                /s/ Peter Courture
                                                Peter Courture
                                                General Counsel

CC:  Ivan Brockman, Esq.
        c/o fax number (650)845-6600